EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-234256) on Form S-8 of Business First Bancshares, Inc. of our report dated June 27, 2023, with respect to the financial statements of the b1BANK Employee Retirement Plan and Trust, which appears in this annual report on Form 11-K for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

Plano, Texas
June 27, 2023